Exhibit (d)(4)

THIS AGREEMENT (the “Agreement”), effective on September 8, 2020 between Synacor, Inc., a Delaware Corporation, for itself and its subsidiaries and affiliates (“Discloser”) and CENTRE LANE PARTNERS, LLC (the “Recipient”), is to protect confidential information disclosed by the Discloser to the Recipient. The parties agree as follows:

1. Confidential Information.

Confidential Information means all information that is disclosed or otherwise made available concerning the Discloser’s business including, but not limited to, all tangible, intangible, visual, or electronic, present, or future information such as: (a) trade secrets; (b) financial information, including pricing; (c) technical information, including research, development, procedures, algorithms, data, designs, and know-how; (d) business information, including operations, planning, marketing interests, and products; and (e) employee, customer and vendor information, including names, addresses and contact information, and end user information. Confidential information shall include information disclosed (i) in writing marked as confidential or proprietary, (ii) orally when identified as confidential at the time of disclosure, or (iii) which by its nature and given the circumstances surrounding its disclosure should reasonably be considered confidential.

2. Confidential Information Exceptions.

The Recipient does not have an obligation to protect Confidential Information that is: (a) in the public domain through no fault of the Recipient; (b) already within the legitimate possession of the Recipient, with no known confidentiality obligations to a third party; (c) lawfully received from a third party having rights in the information without restriction; (d) independently developed by the Recipient without breaching this Agreement and without, either direct or indirect, access to or reliance on the Confidential Information; or (e) disclosed with the prior written consent of the Discloser.

3. Compelled Disclosure.

If Confidential Information is required to be produced by law, court order, or governmental authority, the Recipient, to the extent practicable under the circumstances, must promptly notify the Discloser of such obligation so that Discloser may seek to avoid or minimize the required disclosure and/or obtain a protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the tribunal or agency or other person receiving the disclosure, or, so that in the discretion of Discloser, Discloser may waive compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, Recipient is compelled to disclose the Confidential Information or else stand liable for contempt or suffer other sanction, censure or penalty, Recipient will disclose only so much of the Confidential Information to the party compelling disclosure as Recipient believes in good faith on the basis of advice of counsel is required by law.

4. Term.

The term of this Agreement is 1 year from the effective date (“Term”). Either party may terminate the Agreement at any time on 60 days written notice, unless another agreement between the parties provides differently. To the extent any Confidential Information constitutes a trade secret under applicable law, the obligations of confidentiality shall remain for so long as such information constitutes a trade secret; provided that prior to disclosing any trade secret, Discloser shall notify Recipient in writing of Discloser’s intent and Recipient shall approve receipt of trade secret in writing. Early termination of this Agreement does not relieve the Recipient of its obligations for Confidential Information exchanged before the effective date of termination.

5. Use of and Duty of Care to Protect Confidential Information.

The Recipient will use the Confidential Information solely for the limited purpose of evaluating and/or performing the proposed business transaction. Confidential Information may not be disclosed to any third party without the written consent of the Discloser. Recipient may disclose the Confidential Information to Recipient’s affiliates, directors, officers, employees, financing sources and advisors solely to the extent necessary to evaluate or perform the proposed business transaction. The Recipient must provide at least the same reasonable care to avoid unauthorized disclosure or use of the Confidential Information as it provides to protect its own confidential information of a similar nature. The Recipient will not reproduce Confidential Information except to accomplish the purpose of this Agreement.

6. Ownership.

Confidential Information remains the property of the Discloser. No rights, licenses, trademarks, inventions, copyrights, patents, or other intellectual property rights are implied or granted under this Agreement, except to use the Confidential Information as provided in this Agreement. On termination of this Agreement or at the Discloser’s request, all written, recorded, graphical, or other tangible Confidential Information, including copies, must be returned to the Discloser or destroyed by the Recipient. At the request of the Discloser, the Recipient will furnish a certificate certifying that any Confidential Information not returned to the Discloser has been destroyed.

7. No Warranties.

All Confidential Information is provided “AS IS.” Discloser will not be liable to Recipient for damages arising from any use of the Confidential Information, from errors, omissions or otherwise.

8. Right to Enjoin Disclosure.

The parties acknowledge that a Recipient’s unauthorized disclosure or use of Confidential Information will result in irreparable harm. If there is a breach or threatened breach of this Agreement the Discloser shall be entitled to a temporary restraining order and injunction to protect its Confidential Information, without the necessity of posting any bond or undertaking in connection therewith. This provision does not alter any other remedies available to either party. The party who has breached or threatened to breach this Agreement will not raise the defense of an adequate remedy at law. additional business relationship between the parties will be governed by a separate agreement.

9. No Future Obligations.

The exchange of Confidential Information between the parties is not and does not create an obligation on the part of either party to enter into any subsequent agreement or business relationship with the other party. Any additional business relationship between the parties will be governed by a separate agreement.

10. Securities Laws.

Recipient hereby acknowledges that it is aware, and that it will advise any persons who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this Agreement, from purchasing or selling securities of such issuer, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

11. Standstill

As of the date of this agreement, the Recipient (including its parent company, subsidiaries and affiliates) does not own any of the Discloser’s Voting Securities (as defined below). Further, the Recipient agrees that, for a period starting on the date of this letter agreement and ending on the earlier of twelve (12) months after the date of this agreement and the occurrence of a Significant Event (as defined below) (the “Standstill Period”), it will not, unless invited or consented to by the Discloser in writing, (i) acquire, agree to acquire or make any public proposal to acquire any of the Discloser’s Voting Securities or assets of the Discloser; (ii) propose publicly to enter into any merger or acquisition transaction or other Business Combination relating to all or part of the Discloser or its subsidiaries (including any acquisition transaction for all or substantially all of the assets of the Discloser and its subsidiaries or any of their respective businesses); (iii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to vote, or publicly seek to advise or influence any person or entity with respect to the voting of any voting securities of the Discloser, or (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (a “13D Group”) with respect to any voting securities of the Discloser.

For purposes of this agreement, (i) a “Significant Event” means the Discloser’s public disclosure of its intent to enter into a board approved merger, sale or other Business Combination transaction pursuant to which the outstanding shares of common stock of the Discloser would be converted into cash or securities of another person or 13D Group or 50% or more of the then outstanding shares of common stock of the Discloser would be owned by persons other than the then current holders of shares of common stock of the Discloser, or which would result in all or a substantial portion of the Discloser’s assets being sold to any person or 13D Group; (ii) “Business Combination” means (A) any merger, consolidation, share exchange reorganization or other business combination transaction involving the Discloser or any of its subsidiaries, (B) any sale, dividend, split or other disposition of any capital stock or other equity interests of the Discloser or any of its subsidiaries, (C) any tender offer, exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction involving the Discloser or any of its subsidiaries, (D) any sale, dividend or other disposition of all or a material or significant portion of the assets and properties of the Discloser or any of its subsidiaries (including by way of exclusive license or joint venture formation) or (E) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of the Discloser or any of its subsidiaries, with respect to any of the foregoing, and (iii) “Voting Securities” means at any time shares of any class of capital stock of the Discloser which are then entitled to vote generally in the election of directors and any securities convertible or exchangeable into or exercisable for any such shares; provided, that for purposes of this definition any securities of the Discloser which at such time are convertible or exchangeable into or exercisable for such shares of the Discloser shall be deemed to have been so converted, exchanged or exercised.

12.	Employment Non-Solicit

Recipient acknowledges and agrees that Confidential Information is being furnished in consideration of this Agreement and that Recipient will not (nor will their respective agents advise or encourage others to), directly or indirectly, unless specifically consented to in advance in writing by the Discloser, solicit for employment (other than advertising or public solicitation that is not a targeted solicitation) any officer, key employee or operational or sales personnel of the Discloser during the term of this Agreement (including any subsidiary or division thereof). This non-solicitation covenant shall remain in effect during the term of this Agreement. Notwithstanding the foregoing, Recipient shall not be prohibited from soliciting any such persons (i) who are no longer employed by the Discloser (including any subsidiary or division thereof) or (ii) who first approach the Recipient prior to any direct or indirect solicitation by or on behalf of the Recipient or its agents.

13. General.

This Agreement: (a) is governed by applicable federal law and regulations and the law of New York, without regard for its choice of law provisions; (b) represents the parties’ entire understanding regarding Confidential Information, and supersedes any prior agreements or discussions, written or oral, regarding Confidential Information; (c) may be modified only by written amendment signed by the parties; (d) is to be considered severable, and if any provision of this Agreement is deemed illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that the Agreement shall otherwise remain in full force and effect and enforceable; (e) contains headings for reference only; these headings have no effect on any provision’s meaning; (f) and (f) does not extend to any third-party beneficiaries. If either party fails to enforce any right or remedy under this Agreement, that failure is not a waiver of the right or remedy for any other breach or failure by the other party, and no waiver will be effective unless in writing and signed by the party against whom enforcement is sought. In the event of litigation to enforce the terms and conditions of this Agreement, the losing party agrees to pay the prevailing party’s costs and expenses incurred including, without limitation, reasonable attorneys’ fees. EACH PARTY WAIVES ALL RIGHTS TO ANY TRIAL BY JURY IN ALL LITIGATION RELATING TO OR ARISING OUT OF THIS AGREEMENT. This Agreement may be executed in one or more counterparts, each of which is an original, but taken together constituting one and the same instrument. Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.

By signing below, the parties agree to this Agreement’s terms effective on the date written above.

[Discloser]			CENTRE LANE PARTNERS, LLC

By:		By:

	/s/ Timothy J. Heasley		/s/ Ken Lau
	Authorized Signature		Authorized Signature

Timothy J. Heasley, CFO
	Name & Title (type or print)		Ken Lau, Managing Director

	September 9, 2020		9/8/2020
	Date		Date

	Address:		Address: 60 East 42nd Street, Suite 1250 New York, New York 10165
40 LaRiviere Drive, Ste 300 Buffalo, NY 14202